Investor Contact:	Media Contact:
Paul Trussell	Virginia Rustique-Petteni
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2024 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 28, 2023 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2024 financial results for its first quarter ended August 31, 2023.

•First quarter revenues were $12.9 billion, up 2 percent compared to prior year on a reported and currency-neutral basis*
•NIKE Direct revenues were $5.4 billion, up 6 percent compared to prior year on a reported and currency-neutral basis with growth across all geographies
•NIKE Brand Digital sales increased 2 percent on a reported and currency-neutral basis
•Wholesale revenues were $7.0 billion, flat compared to prior year on a reported basis and up 1 percent on a currency-neutral basis
•Gross margin decreased 10 basis points to 44.2 percent
•Diluted earnings per share was $0.94 for the first quarter, up 1 percent

“Q1 offered proof of what NIKE can deliver when we connect great innovation, great storytelling and great marketplace experiences to consumers,” said John Donahoe, President & CEO, NIKE, Inc. “Moving forward, we are laser-focused on scaling these successes with greater consistency and speed as we continue to integrate and streamline our business. This is how we’ll extend our leadership position and drive growth over the long-term.”**

Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. said, “Our first-quarter results demonstrated the impact of staying on the offense over the past fiscal year. With a healthy marketplace and another quarter of brand and business momentum, we are strengthening our foundation for sustainable, profitable, long-term growth.”**

First Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 2 percent on a reported and currency-neutral basis to $12.9 billion compared to the prior year.
◦Revenues for the NIKE Brand were $12.4 billion, up 3 percent on a reported and currency-neutral basis, led by currency-neutral growth in EMEA, Greater China and APLA, partially offset by a decline in North America.
◦Revenues for Converse were $588 million, down 9 percent on a reported and currency-neutral basis, due to a decline in North America, partially offset by growth in Asia.
•Gross margin decreased 10 basis points to 44.2 percent, primarily driven by higher product costs and unfavorable changes in net foreign currency exchange rates, largely offset by strategic pricing actions.
•Selling and administrative expense increased 5 percent to $4.1 billion.
◦Demand creation expense was $1.1 billion, up 13 percent, primarily due to advertising and marketing expense.
◦Operating overhead expense increased 2 percent to $3.0 billion, primarily due to wage-related expenses and NIKE Direct variable costs, partially offset by lower technology spend.
•The effective tax rate was 12.0 percent compared to 19.7 percent for the same period last year primarily due to a one-time benefit provided by the recent delay of the effective date of U.S. foreign tax regulations.
•Net income was $1.5 billion, down 1 percent, and Diluted earnings per share was $0.94, increasing 1 percent.

August 31, 2023 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.7 billion, down 10 percent compared to the prior year, primarily driven by a decrease in units, partially offset by product mix and higher product input costs.
•Cash and equivalents and short-term investments were $8.8 billion, down approximately $3.1 billion from last year, as cash generated by operations was more than offset by share repurchases, cash dividends and capital expenditures.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 21 consecutive years of increasing dividend payouts. In the first quarter, NIKE returned approximately $1.7 billion to shareholders, including:

•Dividends of $524 million, up 9 percent from the prior year.
•Share repurchases of $1.1 billion, reflecting 10.5 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022. As of August 31, 2023, a total of 54 million shares have been repurchased under the program for a total of approximately $5.9 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 28, 2023, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 11:00 p.m. PT, October 19, 2023.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://about.nike.com/en/newsroom and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2023	8/31/2022	Change
Revenues	$12,939	$12,687	2%
Cost of sales	7,219	7,072	2%
Gross profit	5,720	5,615	2%
Gross margin	44.2%	44.3%

Demand creation expense	1,069	943	13%
Operating overhead expense	3,047	2,977	2%
Total selling and administrative expense	4,116	3,920	5%
% of revenues	31.8%	30.9%

Interest expense (income), net	(34)	13	—
Other (income) expense, net	(10)	(146)	—
Income before income taxes	1,648	1,828	-10%
Income tax expense	198	360	-45%
Effective tax rate	12.0%	19.7%

NET INCOME	$1,450	$1,468	-1%

Earnings per common share:
Basic	$0.95	$0.94	1%
Diluted	$0.94	$0.93	1%

Weighted average common shares outstanding:
Basic	1,528.4	1,567.1
Diluted	1,543.3	1,585.8

Dividends declared per common share	$0.340	$0.305

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2023	2022
ASSETS
Current assets:
Cash and equivalents	$6,178	$7,226	-15%
Short-term investments	2,612	4,650	-44%
Accounts receivable, net	4,749	4,960	-4%
Inventories	8,698	9,662	-10%
Prepaid expenses and other current assets	2,013	2,379	-15%
Total current assets	24,250	28,877	-16%
Property, plant and equipment, net	5,109	4,778	7%
Operating lease right-of-use assets, net	2,939	2,880	2%
Identifiable intangible assets, net	272	283	-4%
Goodwill	281	282	0%
Deferred income taxes and other assets	3,935	3,988	-1%
TOTAL ASSETS	$36,786	$41,088	-10%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500	-100%
Notes payable	6	9	-33%
Accounts payable	2,738	3,371	-19%
Current portion of operating lease liabilities	435	424	3%
Accrued liabilities	4,987	6,277	-21%
Income taxes payable	295	338	-13%
Total current liabilities	8,461	10,919	-23%
Long-term debt	8,929	8,922	0%
Operating lease liabilities	2,807	2,736	3%
Deferred income taxes and other liabilities	2,618	2,689	-3%
Redeemable preferred stock	—	—	—
Shareholders’ equity	13,971	15,822	-12%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,786	$41,088	-10%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2023	8/31/2022	Change
North America
Footwear	$3,733	$3,805	-2%	-2%
Apparel	1,479	1,494	-1%	-1%
Equipment	211	211	0%	0%
Total	5,423	5,510	-2%	-1%
Europe, Middle East & Africa
Footwear	2,260	2,012	12%	10%
Apparel	1,137	1,153	-1%	-3%
Equipment	213	168	27%	23%
Total	3,610	3,333	8%	6%
Greater China
Footwear	1,287	1,233	4%	11%
Apparel	401	374	7%	14%
Equipment	47	49	-4%	2%
Total	1,735	1,656	5%	12%
Asia Pacific & Latin America
Footwear	1,141	1,064	7%	7%
Apparel	371	413	-10%	-9%
Equipment	60	58	3%	3%
Total	1,572	1,535	2%	3%
Global Brand Divisions[2]	13	14	-7%	1%
TOTAL NIKE BRAND	12,353	12,048	3%	3%
Converse	588	643	-9%	-9%
Corporate[3]	(2)	(4)	—	—
TOTAL NIKE, INC. REVENUES	$12,939	$12,687	2%	2%

TOTAL NIKE BRAND
Footwear	$8,421	$8,114	4%	4%
Apparel	3,388	3,434	-1%	-1%
Equipment	531	486	9%	9%
Global Brand Divisions[2]	13	14	-7%	1%
TOTAL NIKE BRAND REVENUES	$12,353	$12,048	3%	3%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2023	8/31/2022	Change
North America	$1,434	$1,377	4%
Europe, Middle East & Africa	930	975	-5%
Greater China	525	541	-3%
Asia Pacific & Latin America	414	500	-17%
Global Brand Divisions[2]	(1,205)	(1,187)	-2%
TOTAL NIKE BRAND[1]	2,098	2,206	-5%
Converse	167	209	-20%
Corporate[3]	(651)	(574)	-13%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,614	1,841	-12%
EBIT margin[1]	12.5%	14.5%
Interest expense (income), net	(34)	13	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,648	$1,828	-10%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.